CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,000,000	$229.20

Pricing supplement no. 228 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 24-I dated March 2, 2012	Registration Statement No. 333-177923 Dated March 2, 2012 Rule 424(b)(2)

Structured Investments	$2,000,000 Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker due March 7, 2017

General
•
The notes are designed for investors who seek inverse exposure to the J.P. Morgan US Treasury Note Futures (G) Tracker over the term of the notes.  Investors should be willing to forgo interest payments, while seeking payment of their principal in full at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Senior unsecured obligations of JPMorgan Chase & Co. maturing March 7, 2017*
•	Cash payment at maturity of principal plus the Additional Amount, as described below
•
Investing in the notes is not equivalent to investing in a conventional debt security or taking a short position in the J.P. Morgan US Treasury Notes Futures (G) Tracker or any of the 10-Year U.S. Treasury note futures contracts (the “10Y Treasury Futures Contracts”) underlying the J.P. Morgan US Treasury Note Futures (G) Tracker.

•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on March 2, 2012 and are expected to settle on or about March 7, 2012.

Key Terms
Index:	The J.P. Morgan US Treasury Note Futures (G) Tracker (the “Index”)
Payment at Maturity:
At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which will not be less than zero.
You are entitled to repayment of principal in full only at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount:	The Additional Amount per $1,000 principal amount note paid at maturity will equal $1,000 × the Index Change × the Participation Rate, provided that the Additional Amount will not be less than zero.
Participation Rate:	106%
Index Change:	Initial Index Level – Ending Index Level
Initial Index Level
Initial Index Level:	The Index closing level on the pricing date, which was 216.34
Ending Index Level:	The Index closing level on the Observation Date
Observation Date*:	March 2, 2017
Maturity Date*:	March 7, 2017
CUSIP:	48125VRA0
*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 24-I

Investing in the Bearish Notes involves a number of risks.  See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 24-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$29	$971
Total	$2,000,000	$58,000	$1,942,000

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $29.00 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $2.50 per $1,000 principal amount note.  This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-34 of the accompanying product supplement no. 24-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 2, 2012

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 24-I dated March 2, 2012.  This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated March 2, 2012 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 24-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 24-I dated March 2, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212001412/e47618_424b2.pdf

•	Prospectus supplement dated November 14,2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14,2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

J.P. Morgan US Treasury Note Futures (G) Tracker

The J.P. Morgan US Treasury Note Futures (G) Tracker (the “Futures Tracker” or the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities Ltd.

The Futures Tracker is a notional, dynamic strategy that aims to replicate the returns of maintaining a long position in 10-Year U.S. Treasury notes futures contracts (each, a “10Y Treasury Futures Contract” and collectively, “10Y Treasury Futures”). At any given time, the Futures Tracker is composed of a single 10Y Treasury Futures Contract that is either the contract closest to expiration (each, the “Near Futures Contract”) or the next 10Y Treasury Futures Contract scheduled to expire immediately following the Near Futures Contract (the “Far Futures Contract”).

The Futures Tracker is published by Bloomberg L.P. under the ticker symbol “RFJGUSBE.”

The Futures Tracker notionally invests in a Near Futures Contract initially and maintains this notional exposure to 10Y Treasury Futures by closing out its position in the expiring Near Futures Contract and establishing a new position in a Far Futures Contract in a process referred to as “rolling.” The rolling process occurs quarterly, generally on the second to last Tracker Business Day of the month before the current futures contract in which the Index is notionally invested expires.  For more information, see “The J.P. Morgan US Treasury Note Futures (G) Tracker” in the accompanying product supplement number no. 24-I.

The Index is described as a “notional” or “synthetic” portfolio or strategy because its reported value does not represent the value of any actual assets held by any person and there is no actual portfolio of assets in which any person has any ownership interest.

Selected Purchase Considerations

•
POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Index.  Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
APPRECIATION POTENTIAL IF THE ENDING INDEX LEVEL IS LESS THAN THE INITIAL INDEX LEVEL — At maturity, in addition to your principal, for each $1,000 principal amount note, you will receive a payment equal to $1,000 × the Index Change × the Participation Rate of 106% if the Ending Index Level is less than the Initial Index Level, provided that this payment (the Additional Amount) will not be less than zero.

•
INVERSE EXPOSURE TO THE J.P. MORGAN US TREASURY NOTE FUTURES (G) TRACKER — The return on the notes is linked inversely to the performance of the J.P. Morgan US Treasury Note Futures (G) Tracker, which is intended to replicate the returns of maintaining a long position in the relevant 10Y Treasury Futures.  At any given time, the Index is composed of a single Near Futures Contract or the Far Futures Contract. The Index maintains its notional exposure to 10Y Treasury Futures Contracts by closing out its position in the expiring Near Futures Contract and establishing a new position in a Far Futures Contract quarterly in a process referred to as “rolling.” See  “The J.P. Morgan US Treasury Note Futures (G) Tracker” in the accompanying product supplement no. 24-I.

•
TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 24-I.  In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  You will be required to accrue as interest income original issue discount

JPMorgan Structured Investments — Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker	PS-1

on your notes in each taxable year at the comparable yield, as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.
The discussion in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•
COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 2.69%, compounded semiannually.  Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 note consists of a single payment at maturity, equal to $1,142.98.  Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar year, based upon our determination of the comparable yield and the projected payment schedule:

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Note)	Total Accrued OID from Issue Date (Per $1,000 Note) as of End of Calendar Period
March 7, 2012 through December 31, 2012	$22.00	$22.00
January 1, 2013 through December 31, 2013	$27.68	$49.68
January 1, 2014 through December 31, 2014	$28.43	$78.11
January 1, 2015 through December 31, 2015	$29.20	$107.31
January 1, 2016 through December 31, 2016	$29.98	$137.29
January 1, 2017 through March 7, 2017	$5.69	$142.98
•
Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the Additional Amount, if any, that we will pay on the notes.  The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Taxed as Contingent Payment Debt Instruments.”

Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the 10Y Treasury Futures Contracts underlying the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 24-I dated March 2, 2012.

•
MARKET RISK — The return on the notes at maturity is linked inversely to the performance of the Index, and will depend on whether, and the extent to which, the Index Change is positive.  YOU WILL RECEIVE NO MORE THAN THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE INDEX CHANGE IS ZERO OR NEGATIVE.

•
THE NOTES ARE BEARISH WITH RESPECT TO THE INDEX — Because the notes are inversely linked to the Index, the Index Change will be positive only if the Ending Index Level is less than the Initial Index Level. If the Ending Index Level is equal to or greater than the Initial Index Level, the Index Change, and therefore the payment at maturity, will be adversely affected.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Note Calculation Agent — the entity that, among other things, determines your payment at maturity — and acting as sponsor and Index Calculation Agent of the Index and hedging our obligations under the notes.  In performing these duties, our economic interests and the economic interests of the Note Calculation Agent, the sponsor of the Index and Index Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 24-I for additional information about these risks.

JPMorgan Structured Investments — Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker	PS-2

•
THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY— You may receive a lower payment at maturity than you would have received if you had taken a short position in the Index, the 10Y Treasury Futures Contracts underlying the Index or the related Treasury securities.  If the Ending Index Level is greater than or equal to the Initial Index Level, the Additional Amount will be zero.  This will be true even if the level of the Index was lower than the Initial Index Level at some time during the term of the notes but later rises above the Initial Index Level.

•
OUR AFFILIATE, J.P. MORGAN SECURITIES LTD., OR JPMSL, IS THE INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMSL, one of our affiliates, acts as the Index Calculation Agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation.  The rules governing the Index may be amended at any time by JPMSL, in its sole discretion, and the rules also permit the use of discretion by JPMSL in specific instances, such as the right to substitute another futures contract.  Unlike other indices, the maintenance of the Index is not governed by an independent committee.  Although judgments, policies and determinations concerning the Index are made by JPMSL, JPMorgan Chase & Co., as the parent company of JPMSL, ultimately controls JPMSL.

Although JPMSL is expected to make all determinations and take all action in relation to the Index acting in good faith, it should be noted that such discretion could have an impact, positive or negative, on the Index closing levels.  JPMSL is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes. Furthermore, the inclusion of the 10Y Treasury Futures Contracts in the Index is not a recommendation by us or JPMSL to invest in such futures contracts.

•
JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES.  ANY SUCH RESEARCH, OPINIONS, OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index and the 10Y Treasury Futures Contracts underlying the Index to which the notes are linked.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes.  As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “— Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

•
YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM RETURN AT MATURITY — Because the notes reflect short exposure to the Index, the notes are subject to an embedded maximum return.  Accordingly, the maximum payment at maturity will be $2,060 per $1,000 principal amount note.

•
THE INDEX COMPRISES NOTIONAL ASSETS — The exposure to 10Y Treasury Futures provided by the Index is purely notional and will exist solely in the records maintained by or on behalf of the Index Calculation Agent for the Index.  There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the 10Y Treasury Futures underlying the Index or the related Treasury securities.

•
INTEREST RATE RISK — Investing in the notes differs significantly from taking a short position in 10-Year US Treasury note futures contracts or the related Treasury notes to be held to expiration or maturity, as applicable, because the level of the Index changes, at times significantly, from day to day based upon the current market prices of the underlying 10Y Treasury Futures (and indirectly, the related Treasury notes).  The market prices of these Treasury futures and notes are volatile and significantly influenced by a number of factors, particularly the yields on the Treasury futures/notes as compared to current market interest rates and the actual or perceived credit quality of U.S. government.  As interest rates decline, the prices of fixed-income instruments, including the 10Y Treasury Futures underlying the Index (or the related Treasury notes), are likely to increase, which will have an adverse impact on your notes.  Instruments with longer durations, such as the 10Y Treasury Futures (and the related Treasury notes) tend to be more sensitive to interest rate changes, usually making them more volatile than instruments with shorter durations.  Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.
Fluctuations in interest rates could affect the value of 10Y Treasury Futures, the Index and the notes.

JPMorgan Structured Investments — Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker	PS-3

•
THE NOTES MAY BE SUBJECT TO INCREASED VOLATILITY — The Index comprises 10Y Treasury Futures, which are highly leveraged instruments.  A futures contract on an underlying asset often displays considerably higher volatility than the underlying asset — in this case, the 10-Year U.S. Treasury notes.  Futures contracts are often less liquid than their underlying asset.  Accordingly, the use of these futures contracts as components of the Index may potentially result in higher volatility than in the absence of their usage.

•
THE SETTLEMENT PRICES OF 10Y TREASURY FUTURES MAY NOT BE READILY AVAILABLE — The official settlement prices of the 10Y Treasury Futures Contracts are calculated and published by the Chicago Board of Trade (“CBOT”). The official settlement prices of the relevant 10Y Treasury Futures Contracts are used to calculate the level of the Index. Any disruption in CBOT trading of the relevant 10Y Treasury Futures Contracts could delay the release or availability of the official settlement price. This may delay or prevent the calculation of the Index.

•
NO INTEREST PAYMENTS OR RIGHTS WITH RESPECT TO 10-YEAR TREASURY FUTURES — As a holder of the notes, you will not receive interest payments, and you will not have rights to receive distributions or other rights that holders of the 10-Year Treasury Futures composing the Index (or the related 10-Year Treasury notes) would have.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
CONCENTRATION RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES — The Index tracks a single futures contract that trades on CBOT, and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility.  You should be aware that other indices may be more diversified than the Index in terms of both the number and variety of futures contracts on government notes.  You will not benefit, with respect to the notes, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

•
THE INDEX HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS — The Index was established on August 28, 2009 and therefore has a limited operating history. Any back-testing or similar analysis performed by any person in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the index calculation agent when determining the level of Index. Past performance should not be considered indicative of future performance.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the level of the Index on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Index and in the prices of the 10Y Treasury Futures;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally as well as in the U.S. Treasuries market;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker	PS-4

Sensitivity Analysis – Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note

The following table and examples illustrate the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performances for the Index Change from -80% to +80%, assume an Initial Index Level of 200 and reflect the Participation rate of 106%.

The following results are based solely on the hypothetical examples cited.  The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payments at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Change	Index Change × Participation Rate (106%)	Additional Amount		Principal		Payment at Maturity
387.00	-80.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
365.50	-70.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
344.00	-60.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
322.50	-50.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
301.00	-40.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
279.50	-30.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
258.00	-20.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
236.50	-10.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
225.75	-5.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
215.00	0.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
193.50	10.00%	10.60%	$106.00	+	$1,000.00	=	$1,106.00
172.00	20.00%	21.20%	$212.00	+	$1,000.00	=	$1,212.00
150.50	30.00%	31.80%	$318.00	+	$1,000.00	=	$1,318.00
129.00	40.00%	42.40%	$424.00	+	$1,000.00	=	$1,424.00
107.50	50.00%	53.00%	$530.00	+	$1,000.00	=	$1,530.00
86.00	60.00%	63.60%	$636.00	+	$1,000.00	=	$1,636.00
64.50	70.00%	74.20%	$742.00	+	$1,000.00	=	$1,742.00
43.00	80.00%	84.80%	$848.00	+	$1,000.00	=	$1,848.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index declines from the Initial Index Level of 215 to an Ending Index Level of 193.50.  Because the Ending Index Level of 193.50 is less than the Initial Index Level of 215, the Additional Amount is equal to $106 and the payment at maturity is equal to $1,106 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × [(215 – 193.50) / 215] × 106%) = $1,106

Example 2: The level of the Index increases from the Initial Index Level of 215 to an Ending Index Level of 258.  Because the Ending Index Level of 258 is greater than the Initial Index Level of 215, the payment at maturity per $1,000 principal amount note is the principal amount of $1,000.

Example 3: The value of the Index neither increases nor decreases from the Initial Index Value of 215. Because the Ending Index Value of 215 is equal to the Initial Index Value of 215 the payment at maturity is equal to $1,000 per $1,000 principal amount note.

The hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments — Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker	PS-5

Hypothetical Back-Tested and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly Index closing levels from January 5, 2007 through August 21, 2009, and the historical performance of the Index based on the weekly Index closing levels from August 28, 2009 through March 2, 2012.  The Index was established as of the close of business on August 28, 2009.  The Index closing level on March 2, 2012 was 216.34.  We obtained the hypothetical back-tested Index closing levels below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level the Observation Date.  The data for the hypothetical back-tested performance of the Index set forth in the following graph were calculated on materially the same basis on which the performance of the Index is now calculated but does not represent the actual historical performance of the Index.

The hypothetical historical values above have not been verified by an independent third party.  The back-tested, hypothetical historical results above have inherent limitations.  These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight.  No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above.  Hypothetical back-tested results are neither an indicator nor a guarantee of future returns.  Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

Validity of the Notes
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.2 to the Registration Statement on Form S-3 filed by us on November 14, 2011.

JPMorgan Structured Investments — Bearish Notes Linked Inversely to the J.P. Morgan US Treasury Note Futures (G) Tracker	PS-6